ROPER INDUSTRIES, INC. AND SUBSIDIARIES                  EXHIBIT 11
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                        Three Months Ended
                                                            January 31,

                                                        1997         1996
                                                      ------------------------

Net earnings                                          $   5,830   $    8,809
                                                      ========================

Common and common equivalent shares
  used to compute earnings per share:

    Weighted average number of common
      shares outstanding                                 15,170       14,970

    Common stock equivalents-stock options (a)
        Primary                                             333          326
                                                      ------------------------
       Fully diluted                                        339          348
                                                      ------------------------

    Weighted average common and common
      equivalent shares outstanding
        Primary                                          15,503       15,296
                                                      ========================
       Fully diluted                                     15,509       15,318
                                                      ========================

Net earnings per common share
    Primary                                           $    0.38   $     0.58
                                                      ========================
    Fully diluted                                     $    0.38   $     0.58
                                                      ========================


(a) Employee stock options outstanding are included in the calculation of earnings per share by applying the "Treasury Stock" method. Such calculations are made using the average daily market prices for the period for primary earnings per share. Such calculations are made using the higher of the average daily market prices or the market price at the end of the quarter for fully diluted earnings per share.

                                       b